Exhibit 10.2
September 6, 2022
VIA HAND DELIVERY
Dexter Goei
c/o Altice USA, Inc.
1 Court Square
Long Island City, NY 11101
Dear Dexter:
Altice USA, Inc. (“Altice USA” or the “Company”) is pleased to reflect the terms of your new transitional position as Executive Chairman. You shall remain an employee of the Company, subject to the modified employment terms of this Letter Agreement (“Letter Agreement”). This Letter Agreement is subject to and ineffective until approved by the Company’s Board of Directors.
Effective as of immediately prior to the start date of a new Chief Executive Officer (“CEO”) of the Company (the “Transition Date”), you and the Company agree that you will cease to be employed as the Company’s CEO and that you will immediately become employed as Executive Chairman until June 1, 2024 or the date your employment is terminated by the Company or by you (the “Separation Date”). By accepting and agreeing to this Letter Agreement, you hereby provide notice of your resignation, effective as of the Transition Date, from your role as CEO of the Company and all other roles you hold with the Company and its subsidiaries and affiliates other than as a member of the Company’s Board of Directors (the “Board”), as a Manager of Lightpath Holdings, LLC, and such directorships or manager positions of Company subsidiaries as the Board may designate from time to time. You agree to promptly execute such documents as reasonably necessary to effect such resignations.
From the Transition Date, you will cooperate with the Company to transition the duties from your prior position to the appropriate Company parties and you will advise on and continue to provide strategic advice to the CEO of the Company and to the Board and perform such other duties as the Board may reasonably request from time to time. As Executive Chairman, you will have the authority vested in you by the Board from time to time.
Further, from the Transition Date through the Separation Date, you will be entitled to: (a) a monthly salary of $37,500, subject to applicable withholding and other authorized deductions and paid biweekly in accordance with the Company’s usual and customary payroll practices; (b) your annual bonus for 2022, based on your target bonus amount of $3,000,000, as determined by the Board or the Compensation Committee of the Board based on business performance as calculated for the CEO and other senior executives, including any discretionary positive adjustment, but without adjustment for individual performance, payable at the time annual bonuses are paid to other executive officers of the Company; and (c) continued participation in the Company’s benefit plans, subject to the terms thereof, in a manner consistent with your participation while employed by the Company preceding the Transition Date. If, on or following the Separation Date, you timely execute and do not revoke a separation agreement and release of claims in a form satisfactory to the Company, you will be eligible to receive a discretionary bonus as determined by the Board or the Compensation Committee of the Board, payable in a lump sum as soon as reasonably practicable following the Separation Date.
You and the Company acknowledge and agree that you were previously granted certain awards pursuant to the Amended and Restated Altice USA 2017 Long Term Incentive Plan, as amended and its predecessor plan (together, the “Plan”). You and the Company acknowledge and agree that during the Transition Period and, with respect to all Plan Awards, until you cease providing services as a Director or otherwise to the Company, the awards previously provided to you will continue to vest in accordance with their terms and conditions. For the avoidance of doubt, you will not be eligible to receive any additional awards under the Plan.
The Company agrees to provide you with the reasonable opportunity to review its public written disclosures (internal and external) about the transition of your role with the Company, prior to the requisite filing date, or public release.
This Letter Agreement and the Separation Letter contain the entire agreement and understanding of the parties with respect to the matters covered herein and supersede all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof.
You understand and agree that during the period between your Transition Date to Separation Date, you will remain in compliance with Company policies and procedures, and in compliance with this Letter Agreement and your other written agreements with the Company. Your employment will remain at will, and thus your employment may be modified or terminated with or without cause or notice, subject to the terms of this Letter Agreement.
Sincerely yours,
ALTICE USA, INC.
/s/ Colleen R. Schmidt
Colleen R. Schmidt
EVP, Human Resources
Date: September 6, 2022
[signature page follows]

If you agree and accept the terms of this Letter Agreement, please sign below and return.
ACCEPTED AND AGREED:
/s/ Dexter Goei
Dexter Goei
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